UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): March 22, 2017
UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
5250 South Sixth Street
Springfield, Illinois 62703
 (Address of principal executive offices and zip code)
(217) 241-6300
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02.  Compensatory Arrangements of Certain Officers.

At a meeting of the Compensation Committee of the Board of Directors on March 22, 2017, bonuses were approved for Mr. Jesse T. Correll, CEO and Chairman of the Board of Directors, Mr. Douglas P. Ditto, Vice President, Mr. James P. Rousey, President and Mr. Theodore C. Miller, Corporate Secretary and CFO.

	Cash Bonus
		Stock Bonus*	Total Bonus
Jesse T. Correll	$0	$109,988	$109,988
Douglas P. Ditto	$0	$70,000	$70,000
James P. Rousey	$90,000	$0	$90,000
Theodore C. Miller	$50,000	$ 0	$50,000
Total	$140,000	$179,988	$319,988

* UTG stock is valued at $17.50 per share, the current market value reported on the date of bonus approval.

The bonuses are based on the Company's 2016 operating results and are not the result of any written agreement or specific formula.

Additionally, effective April 1, 2017, Mr. Douglas P Ditto will receive an annual salary increase of $10,000 making his new annual salary $130,000.

Messrs. Correll and Rousey are members of the Board of Directors, but are not members of the Compensation Committee.  The Company continues to have neither written employment agreements nor oral arrangements with any of its corporate officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	March 22, 2017	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer